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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Ply Gem Industries, Inc.

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 26, 2004, except for Note 11, as to which the date is August 6, 2004, with respect to the combined financial statements and schedule of Ply Gem Industries, Inc. and subsidiaries and CWD Windows and Doors, a division of Broan-Nutone Canada Inc. included in the Registration Statement on Form S-4 and related Prospectus of Ply Gem Industries, Inc. for the registration of $135,000,000 9% Senior Subordinated Notes due 2012.



                                                  /s/ Ernst & Young LLP

Boston, Massachusetts
December 21, 2004